EXHIBIT 10.1
SECURED PROMISSORY NOTE
DUE MAY 16, 2011

UMAMI SUSTAINABLE SEAFOOD INC.

Date: March 31, 2011	US$3,600,000

FOR VALUE RECEIVED, in cash and other consideration, Umami Sustainable Seafood Inc., a Nevada corporation (“Borrower”), hereby promises to pay to Jones, Gable & Company Limited, or its registered assigns (“Holder”), the sum of Three Million Six Hundred Thousand United States Dollars (US$3,600,000) (the “Principal”).

(1)         Payments of Principal.  On the Maturity Date, unless an Event of Default shall have occurred, Borrower shall pay to Holder the entire unpaid principal amount under this Secured Promissory Note (this “Note”).  The “Maturity Date” shall be May 16, 2011.  Borrower may prepay all or any portion of the amounts owing under this Note at any time without fee, charge or premium.  Borrower undertakes not to pay other lenders back before the Holder.

(2)         Interest.  This Note shall not bear interest.

(3)         Security Interest.  This note is secured by accounts receivable related to shipment TP-12-TP-13 totaling 111,241,289 JPY (USD estimate = $1,314,598) TP-14-TP-15 totaling 130,373,762 JPY (USD estimate = $1,540,696) and shipment TP-16-TP-19 totaling 184,925,479 JPY (USD estimate = $2,185,364) due to Baja Aqua Farms SA de CV (“Baja”).  (Total USD combined amount = $5,040,658)

(4)         Payments received from Security Interest.  Upon receipt of any amounts related to the above shipments, Umami shall remit the proceeds to Jones, Gable & Company to be applied to the outstanding amounts under this note within one business day of receipt until this note is paid in full.  Any remaining unpaid amounts due under this note on May 16, 2011 will be due and payable on that day.

(5)         Notices; Payments.

(a)         Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (Eastern time) on any Business Day, (c) the 2nd  Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth below:

If to Borrower:

Umami Sustainable Seafood Inc.
1230 Columbia Street, Suite 1100
San Diego, CA 92101
Attention: Dan Zang
Facsimile: (619) 544-9178

If to Holder:

Jones, Gable & Company Limited
Attention – Don Ross
110 Yonge Street, Suite 600
Toronto, Ontario
Canada MSC 1T6
Facsimile: 416-365-8037

(b)         Payments.  Whenever any payment of cash is to be made by Borrower to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of Borrower and sent via overnight courier service to such Person at the address provided above, or as subsequently provided to the other party in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing Borrower with prior written notice setting out such request and the Holder's wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

(6)         Cancellation.  After all principal amounts at any time owed on this Note have been indefeasibly paid in full, this Note shall automatically be deemed canceled, shall be surrendered to Borrower for cancellation and shall not be reissued, and the security interest granted in the Collateral shall terminate.  The Holder agrees to promptly execute, file and/or deliver any and all documents reasonably required or requested to further evidence such termination.

(7)         Governing Law; Jurisdiction; Severability; Jury Trial.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of California.  Borrower hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the City of San Diego for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against.

Borrower in any other jurisdiction to collect on Borrower's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the set forth above.

Borrower:

UMAMI SUSTAINABLE SEAFOOD INC.

By: /s/ Daniel G. Zang
Daniel G. Zang
Chief Financial Officer